Calico Internet Services, Inc.
2100 Treehouse Lane
Plano, Texas 75094
(972) 964-7015
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June 15, 2000

Mr. David McCune
FreewillPC.com, Inc.
709-B West Rusk
Suite 500
Rockwall, Texas 75087



Dear Mr. McCune:

We are pleased to present the following proposal for the design, build and launch of the website for FreewillPC.com, Inc. on the World Wide Web. This proposal addresses three distinct aspects of Freewill's internet presence:

        Website design
        Website hosting
        Website promotion

Freewill's Website. Create an originally designed, interactive website for FreewillPC.com, Inc. This will include an integrated graphics package of mastheads, navigation bars and related Freewill imagery to generate a well composed, attractive site that has a professional appearance.

Build a Home Page, which introduces the visitor to Freewill's products utilizing live picture panavision and describes all of the features and resources contained in Freewill's website.

Build a Products Section. This section will consist of up to ten pages, viewable by the public, and will feature Freewill products in up to 50 expandable photos with associated text and retail pricing and ordering information.

Build a Links Page as a Freewill site resource, which allows visitors to link to other various related points of interest on the WWW. The links will include framesets so visitors to the website will always see the Freewill logo and navigation bars as they view other sites.

Build a Secure Order Form which will create a virtual shopping basket, where customers can add as many items as they wish, and after they have checked all Freewill's products they wish to buy, they can click on a "Buy" button and our server will have their order ready with the total amount computed.


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Build a Message  Center for a person  entering the website to send questions and request information, notify Freewill of an internet to purchase, as well as register for the "Specials" email list. This feature facilitates the capture of information pertaining to Freewill's consumers and is a potential source of valuable market feedback.

Text Input

Text to be provided by Freewill in a scannable context or digitized format, either Word or Wordperfect. Calico can also provide copyrighting services on an hourly basis. Estimates of these costs will be provided upon request.

Photo Input

Photos are to be provided by Freewill in scannable or digitized format. 60 photos are included in the quote. Each extra photo, together with up to 20 words of associated text is $20 per picture.

Integration

Integrate the placement of text and graphics into a browserable format. Insert graphics, navigation icons, make index hyperlink and format all pages.

Any new or revised material that you wish to submit to Calico for incorporation into the website must be sent in a timely manner, as delays in these submissions may further the projected completion time for the site.

Time Frame For Completion

This site has a target launch date thirty days from the date of payment and receipt of site content from FreewillPC.com, Inc.

Total Wesite Design and
Development Cost:         $10,000

Hosting Cost:             $600 per year (first year of hosting is included)

Site Promotion:           Propagation to 100 search engines is included

Other promotions, such as search engine prioritization and entering site of the day award programs, will be the subject of a separate quote.

If this proposal is acceptable, please indicate by executing in the area provided below and returning a copy to me together with your payment in the amount of $10,000 payable to Calico Internet Services, Inc. As agreed, the $10,000 payment will be in the form of 200,000 shares of restricted common stock of FreewillPC.com, Inc. As part of this agreement, FreewillPC.com, Inc. agrees that they will file a registration statement with the U.S. Securities & Exchange Commission for a public offering.


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I look forward to working with you on this exciting  project and in serving your future website design and hosting needs.

Sincerely,


John Baumann
President


Agreed and accepted this ______ day of June, 2000.

FreewillPC.com, Inc.

By: ____________________________

Title: ___________________________

Date: ___________________________